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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Extra Space Storage Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXTRA SPACE STORAGE INC.
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, UT 84121

April 4, 2014

Dear Fellow Stockholder:

        I am pleased to invite you to the 2014 Annual Meeting of Stockholders of Extra Space Storage Inc., which will be held on Wednesday, May 21, 2014, at 11:00 a.m. Mountain Time at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.

        You will find more information about the meeting in the attached notice and proxy statement.

        We encourage you to vote so that your shares will be represented at the meeting. Information on how you may vote your shares appears on the following pages.

Sincerely,

Spencer F. Kirk
 Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	11:00 a.m., Mountain Time, Wednesday, May 21, 2014
Place:	Extra Space Storage Inc. corporate offices, 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121
Record Date:	Stockholders at the close of business on March 24, 2014 are entitled to vote.
Matters to be voted upon:	• Election of seven members of the board of directors for terms expiring at the 2015 annual meeting of stockholders and until their successors are duly elected and qualify;
• Ratification of the engagement of Ernst & Young LLP as the Company's independent registered public accounting firm for 2014;
• Non-binding advisory vote on the compensation of the Company's named executive officers; and
• Any other business properly brought before the meeting or any adjournments or postponements thereof.
Adjournments and Postponements:

Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

        We sent a Notice of Internet Availability of Proxy Materials on or about April 4, 2014, and provided access to our proxy materials over the Internet, beginning April 4, 2014, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online or by telephone to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

        Your proxy is important. Regardless of whether you plan to attend the annual meeting, please authorize your proxy by Internet or telephone, or if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting.

Gwyn G. McNeal
 Secretary
Salt Lake City, Utah
 April 4, 2014

i

EXTRA SPACE STORAGE INC.

2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

to be held at 11:00 a.m., Mountain Time, May 21, 2014
at the Extra Space Storage Inc. corporate offices in Salt Lake City, Utah

        We are furnishing this proxy statement to our stockholders in connection with the 2014 annual meeting of stockholders.

        Our board of directors is soliciting proxies of our stockholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the board of directors. This proxy statement and the form of proxy are first being furnished to our stockholders on or about April 4, 2014.

 VOTING

Voting Shares at the Annual Meeting

        Holders of record of our common stock as of the close of business on the record date, March 24, 2014, are entitled to receive notice of, and to vote at, the annual meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting and each share of common stock entitles the holder thereof to one vote. At the close of business on March 24, 2014, there were 115,867,509 shares of common stock outstanding. Stockholders can vote in person at the annual meeting or by proxy. There are three ways to authorize a proxy to vote your shares:

  •
  By Internet—You can authorize your proxy over the Internet at www.voteproxy.com by following the instructions on the proxy card;

  •
  By Telephone—Stockholders located in the United States can authorize their proxy by telephone by calling 1-800-PROXIES (1-800-776-9437) and following the instructions on the proxy card; or

  •
  By Mail—If you received your proxy materials by mail, you can authorize a proxy by mail by signing, dating and mailing the enclosed proxy card.

        Internet and telephone proxy facilities for stockholders of record will be available 24 hours a day and will close at 9:59 p.m., Mountain Time, Tuesday, May 20, 2014.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Internet and telephone proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card and bring it to the annual meeting in order to vote.

        Shares will be voted as the stockholder of record instructs. The persons named as proxies on the proxy card will vote as recommended by our board of directors on any matter for which a stockholder has not given instructions. The board of directors' recommendations appear on the following page herein.

Revoking a Proxy

        Stockholders of record may revoke their proxy and change their votes any time before their votes are cast by:

  •
  giving written notice of revocation to our Corporate Secretary at our address prior to the annual meeting;

  •
  authorizing a proxy again on a later date on the Internet or by telephone (only the latest Internet or telephone proxy submitted prior to the annual meeting will be counted);

  •
  signing and forwarding to us a later-dated proxy; or

  •
  attending the annual meeting and voting their shares of common stock in person.

Quorum and Vote Counting

        The annual meeting requires a quorum, which means that a majority of the shares issued and outstanding as of the record date must be represented at the meeting. If a stockholder grants a proxy or attends the meeting in person, that stockholder's shares will be counted to determine whether a quorum is present, even if the stockholder abstains from voting on some or all matters introduced at the meeting. "Broker non-votes" (as described below) also count for quorum purposes.

        If shares are held through a broker, bank or other nominee, generally the nominee may vote the shares it holds for the stockholder in accordance with the stockholder's instructions. However, if the nominee has not received instructions within ten days prior to the meeting, the nominee may vote in its discretion only on matters that the New York Stock Exchange (the "NYSE") determines to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter.

        The seven nominees for director who receive the highest vote totals will be elected as directors. All other matters must be approved by a majority of the votes cast by stockholders who are present or represented and entitled to vote at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote, but they are not counted as votes for or against any proposal and therefore have no effect on the outcome of any of the matters to be voted upon at the 2014 annual meeting of stockholders.

        American Stock Transfer & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes.

Costs of Soliciting Proxies

        We pay the costs of soliciting proxies. In addition to solicitation by Internet and mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission (the "SEC") and the NYSE.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 21, 2014

        Electronic copies of our proxy statement and annual report for fiscal year 2013 are available at our website, www.extraspace.com, under Investor Relations.

Recommendations of the Board of Directors

        FOR the election of the following persons to the board of directors to serve until the 2015 annual meeting and until their successors are duly elected and qualify:

  Kenneth M. Woolley
  Spencer F. Kirk
  Karl Haas
  Joseph D. Margolis
  Diane Olmstead
  Roger B. Porter
  K. Fred Skousen

        FOR the ratification of our Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

        FOR the approval, on an advisory basis, of the compensation of the named executive officers, as disclosed in this proxy statement.

Principal Stockholders

        The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock based on filings with the SEC that were provided to the Company. The number of shares is as of the most recent date the information was available, as shown in the table footnotes.

Name	Number of Shares Owned	Percent of Class(1)
The Vanguard Group, Inc.(2)	14,294,163	12.34%
BlackRock, Inc.(3)	9,466,931	8.17%
Cohen & Steers, Inc.(4)	8,362,063	7.22%

(1)
Based on a total of 115,867,509 shares of our common stock outstanding as of March 24, 2014.

(2)
Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,701 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 251,600 shares as a result of its serving as investment manager of Australian investment offerings. Also includes 7,143,699 shares beneficially owned by Vanguard Specialized Funds—Vanguard REIT Index Fund, which has sole voting power over these shares. The address for The Vanguard Group Inc. is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based on information disclosed in The Vanguard Group, Inc.'s Schedule 13G/A, filed with the SEC on February 12, 2014, and Vanguard Specialized Funds—Vanguard REIT Index Fund's Schedule 13G/A, filed with the SEC on February 4, 2014.

(3)
Based on information disclosed in BlackRock, Inc.'s Schedule 13G/A filed with the SEC on January 29, 2014. Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
Based on information disclosed in Cohen & Steers, Inc.'s Schedule 13G/A filed with the SEC on February 14, 2014. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., a registered investment advisor. Cohen & Steers Capital Management, Inc. beneficially owns 8,196,772 shares. The address for Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

Nominees for Directors

        The following table presents the name, age and the position(s) with us, if any, currently held by each person nominated as a director:

Name	Age	Title
Kenneth M. Woolley	67	Executive Chairman
Spencer F. Kirk	52	Director and Chief Executive Officer ("CEO")
Karl Haas	62	Nominee for Director(1)
Joseph D. Margolis(2)(3)	53	Director
Diane Olmstead(2)	61	Director
Roger B. Porter(2)(3)	67	Director
K. Fred Skousen(2)(3)	71	Director

(1)
Mr. Haas retired from his position as the Company's Executive Vice President of Operations and Chief Operating Officer ("COO") as of December 31, 2013.

(2)
Member of Audit Committee.

(3)
Member of Compensation, Nominating and Governance Committee ("CNG Committee").

        Kenneth M. Woolley serves as the Company's Executive Chairman and served as the Company's Chief Investment Officer ("CIO") from July 1, 2012 to July 8, 2013. Mr. Woolley is the founder of our Company, served as our Chairman and CEO from our formation through March 2009, and was formerly Chief Executive Officer of our predecessor. Mr. Woolley resigned from his position as Chairman and CEO of the Company effective April 1, 2009, to serve a voluntary three-year mission for his church, during which time he remained as a director. Mr. Woolley has been involved in the self-storage industry since 1977. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998, he was an Associate Professor, and later an Adjunct Associate Professor of Business Administration at Brigham Young University, where he taught undergraduate and MBA classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 13,000 apartment units, and has been the founder of several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley currently serves as a trustee and a member of the compensation committee of American Homes 4 Rent. Mr. Woolley holds a B.A. in physics from Brigham Young University and an M.B.A. and Ph.D. in business administration from the Stanford Graduate School of Business. Mr. Woolley was selected to serve as Executive Chairman based on his knowledge of our Company and his extensive experience in the self-storage industry.

        Spencer F. Kirk serves as the Company's CEO and as a director. Mr. Kirk served as the Company's Chairman and CEO from April 1, 2009 to July 1, 2012, and served as the Company's President from September 2007 to April 2009. He previously served as Executive Vice President of the Company's predecessor from 1998 to 2004. Mr. Kirk has served as a director of the Company since its initial public offering in 2004. As the owner of more than 3.7 million shares, Mr. Kirk is the Company's largest private individual stockholder. Before his involvement with the Company, Mr. Kirk co-founded Megahertz Corporation in 1985, which became the leading manufacturer of modems for laptop computers in the world. With Mr. Kirk serving as Chairman and CEO, Megahertz grew from a basement operation to the leading supplier of solution-oriented mobile data communications products. Megahertz went public in 1993 and in 1995 was acquired by US Robotics, which was later acquired by 3Com Corporation. Mr. Kirk holds a B.A. in finance and an M.B.A. from the University of Utah. Mr. Kirk was selected to serve as CEO and as a member of our board based on his knowledge of the Company and the self-storage industry, his extensive experience in the management of public companies, and his leadership and organizational skills.

        Karl Haas served as the Company's Executive Vice President of Operations and COO from November 2006 until his retirement on December 31, 2013. Mr. Haas was our Senior Vice President of Operations from the acquisition of Storage USA in July 2005 to November 2006. Prior to the acquisition of Storage USA, Mr. Haas served as Executive Vice President of Management for Storage USA from 1994 to July 2005. He was Executive Vice President of Storage USA Management Corp. from 1988 to 1991. During 1991, Mr. Haas became Storage USA Management Corp's President and COO. Mr. Haas holds a B.S. in business administration, with an emphasis in accounting, from the University of Maryland at College Park. Mr. Haas worked for Arthur Young & Co. for ten years, leaving in 1983 as an Audit Principal. In 1983, Mr. Haas joined a Baltimore, Maryland real estate development / entrepreneur firm. From 1983 through 1988, he fulfilled various roles, including accounting, finance and management of various real estate management and other operating businesses. Mr. Haas was nominated to serve as a member of our board based on his experience and extensive knowledge of the self-storage industry and his knowledge of and experience with the Company.

        Joseph D. Margolis is Senior Managing Director at Penzance Properties, a vertically integrated owner, operator and developer of office and other properties in the Washington, D.C. metro area. Previously, Mr. Margolis was a co-founding partner of Arsenal Real Estate Funds, a private real estate investment management firm, from 2004 through 2011. Before forming Arsenal in 2004, Mr. Margolis held senior positions from 1992 to 2004 at Prudential Real Estate Investors in portfolio management, capital markets and as General Counsel. Before that, Mr. Margolis worked for The Prudential Insurance Company of America as in-house real estate counsel from 1988 through 1992, and as a real estate associate at the law firm of Nutter, McClennen & Fish from 1986 through 1988. Mr. Margolis is a graduate of Harvard College (cum laude 1983) and Columbia University School of Law. He has been a member of our board of directors since February 2005. Mr. Margolis was selected to serve as a member of our board due to his extensive experience in commercial real estate investing, capital markets activities and investment management of institutional funds. In addition, Mr. Margolis' experience and involvement with Extra Space dates to 1998, providing him with a significant knowledge of the Company and key personnel.

        Diane Olmstead is Co-CEO of W3 Partners, which she co-founded in 2009 with Susan Sagy. Ms. Olmstead oversees W3's acquisitions, financing activities, fundraising and client relations. Ms. Olmstead has 32 years of direct experience in investing, corporate finance and capital-raising.

During that time, she has originated and closed over $2 billion in loans, property acquisitions and joint ventures, and has executed the workout and restructuring of over $1.3 billion of real estate assets. Prior to founding W3, Ms. Olmstead was a principal at CIM Group from 2005 to 2009. Ms. Olmstead opened their San Francisco office where she headed acquisitions and development in Northern California and the Pacific Northwest and was a voting member of the Investment Committee. Prior to CIM Group, from 2000 to 2005, Ms. Olmstead was an Executive VP of iStar and responsible for all activities in iStar's Western Region, including origination of structured finance transactions and acquisition of triple net lease assets. From 1983 to 2000, Ms. Olmstead worked in positions of asset management, lending, acquisitions and equity raising with Arthur Andersen LLP, USF&G Corporation, Cigna Corporation and Aetna, Inc. Ms. Olmstead received an M.B.A. from Pepperdine University. She serves on the board of Mercy Housing, Inc. and Synedgen, Inc. (a bio-tech company), and is a member of the Urban Land Institute and the Policy Advisory Board of the Fisher Center for Real Estate and Urban Development (U.C. Berkeley). Ms. Olmstead was appointed to serve as a member of our board, beginning January 1, 2014, to replace Hugh Horne, who retired from our board effective December 31, 2013. She was selected based on her experience in real estate investing, acquisitions and corporate finance.

        Roger B. Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. Mr. Porter served for more than a decade in various senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses. Under President George H.W. Bush, Mr. Porter served as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Tenneco, Inc., Zions Bancorporation and Packaging Corporation of America. Mr. Porter served as a director of Pactiv Corporation from November 1999 through November 2010 when it was acquired by the Rank Group Ltd. Mr. Porter holds a B.A. from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B.Phil. from Oxford University. He received his M.A. and Ph.D. from Harvard University. He has been a member of our board of directors since August 2004. Mr. Porter was selected to serve as a member of our board, our lead independent director, and our CNG Committee chairman based on his background as a professor of Business and Government at Harvard University and his service in government, which allows him to bring a unique perspective to the board, including an understanding of broad economic issues and trends, insight into government actions and policy changes, and how such matters may affect our business. In addition, his service on the board of directors of a variety of major public companies provides him an understanding of the strategic, operational and financial issues faced by large public companies.

        K. Fred Skousen served as the Advancement Vice President at Brigham Young University until 2009. Previously, he was Dean of the Marriott School of Management and Director of the School of Accountancy at Brigham Young University. Mr. Skousen has been a consultant to the Financial Executive Research Foundation, the Controller General of the United States, the Federal Trade Commission and several large companies. Mr. Skousen has served as a faculty member at the University of Minnesota, the University of California, Berkeley, and the University of Missouri, as well as a faculty resident on the staff of the SEC and a faculty fellow at Price Waterhouse and Co. He served as Director of Research and a member of the Executive Committee of the American Accounting Association, is a former member of the American Institute of CPAs and is a former President of the Utah Association of CPAs. Mr. Skousen earned a B.A. from Brigham Young University and an M.S. and Ph.D. from the University of Illinois. He is the author or co-author of over 50 books and articles on accounting and business topics. He has been a member of our board of directors since August 2004. Mr. Skousen was selected to serve as a member of our board and our Audit Committee chairman based on his expertise, financial literacy and over 40 years of extensive experience in accounting education, research, and consulting with major companies and government agencies, including through his service on several boards of directors and audit committees.

 CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Company has adopted corporate governance guidelines titled "Corporate Governance Guidelines," which are available at www.extraspace.com under Investor Relations—Corporate Governance. These principles were adopted by the board of directors to help ensure that the board of directors is independent from management, adequately oversees management and that the interests of the board of directors and management align with the interests of our stockholders.

Director Independence

        In accordance with the NYSE rules, the board of directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the listing standards of the NYSE. We have not adopted any additional standards for independence outside those listed by the NYSE. The listing requirements of the NYSE require that a majority of the members of a listed company's board of directors and that all members of its audit committee and compensation, nominating and governance committee be independent. Based on these standards, the board of directors has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company:

Anthony Fanticola(1)
Hugh Horne(2)
Joseph D. Margolis
Diane Olmstead
Roger B. Porter
K. Fred Skousen

(1)
Mr. Fanticola is retiring from our board of directors at the end of his term and is not standing for re-election at the annual meeting.

(2)
Mr. Horne resigned from our board of directors effective December 31, 2013 to pursue other interests.

Nomination of Directors

        The CNG Committee is responsible for screening potential director candidates and recommending qualified candidates to the board of directors for nomination. The CNG Committee's policy is to consider director candidates recommended by stockholders. Stockholder nominations of directors must be made in writing and include the nominee's written consent to the nomination and sufficient background information on the candidate to enable the committee to assess his or her qualifications. Nominations should be addressed to the Company's Corporate Secretary at the following address:

  Extra Space Storage Inc.
  Attn: Corporate Secretary
  2795 East Cottonwood Parkway, Suite 400
  Salt Lake City, Utah 84121

        Recommendations received from stockholders will be considered and processed subject to the same criteria as candidates nominated by the CNG Committee, as discussed below.

Qualifications

        The board of directors has developed criteria that are designed to describe the qualities and characteristics desirable for the board of directors as a whole in order to provide a broad diversity of experience, professions, skills and backgrounds. The criteria and the effectiveness of our nomination policies are reviewed annually by the CNG Committee and the board of directors. In general, they require that each director or nominee:

  •
  is committed to enhancing long-term stockholder value and possesses a high level of personal and professional ethics;

  •
  has sound business judgment and integrity;

  •
  has financial literacy or other business or professional experience relevant to understanding our business;

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  has the ability to think and act independently; and

  •
  has demonstrated the capacity to work constructively with others.

Communications with the Board and its Committees

        Any stockholder or other interested party may communicate with the board of directors, the independent board members, the Chairman, any of the committees of the board of directors, or one or more of its individual members, by directing correspondence to any such individual or group of individuals in care of the Corporate Secretary, Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 or by referring to the "Stockholder Communication Policy" at www.extraspace.com under Investor Relations—Corporate Governance.

Code of Business Conduct and Ethics

        Our Code of Business Conduct and Ethics (the "Code") outlines the principles of conduct and ethics to be followed by our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The purpose of the Code is to:

  •
  promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

  •
  promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by the Company;

  •
  promote compliance with applicable governmental laws, rules and regulations;

  •
  promote the prompt internal reporting to an appropriate person or committee of violations of the Code;

  •
  promote accountability for adherence to the Code;

  •
  provide guidance to employees, officers and directors to help them recognize and deal with ethical issues; and

  •
  provide mechanisms to report unethical conduct and help foster our longstanding culture of honesty and accountability.

        A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. A copy of the Code may be found on our website at www.extraspace.com under Investor Relations—Corporate Governance.

 Whistleblowing and Whistleblower Protection Policy

        The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by the Company's employees of concerns regarding questionable accounting or auditing matters. If you wish to contact the Audit Committee to report complaints or concerns relating to the financial reporting of the Company, you may do so by (a) calling the Compliance Hotline at 1-800-637-9894, (b) emailing the Company's Compliance Email Box at whistleblower@extraspace.com, or (c) delivering the report via regular mail, which may be mailed anonymously, to the Audit Committee, c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.

LEADERSHIP STRUCTURE, RISK OVERSIGHT, MEETINGS AND COMMITTEES OF THE BOARD

Leadership Structure

        Our board of directors is currently comprised of seven directors, four of whom are independent under the listing standards of the NYSE. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the Company and across various industries and disciplines, including the self-storage industry, finance, public company management and academics, while our Executive Chairman and our CEO bring extensive company-specific experience and expertise to their roles.

        Mr. Woolley serves as the Company's Executive Chairman, and Mr. Kirk serves as the Company's CEO and as a director. We believe this arrangement enables Messrs. Kirk and Woolley to provide strategic vision and leadership to the Company in their roles as directors and officers. Mr. Woolley has extensive experience in the industry and an in-depth understanding of the elements of our business that impact our strategy. Mr. Kirk is an experienced executive with the company-specific knowledge, skills and capacity to carry out the role of CEO with excellence as he provides leadership and direction for the tactical execution of the Company's business plans and strategic initiatives.

        The board has a governance structure that includes regular meetings of the independent directors in executive session and with the Company's internal auditors, external auditors and other consultants. Our board of directors has appointed Roger B. Porter as the lead independent director to help facilitate and strengthen the role of the independent directors. The lead independent director: (1) chairs all executive sessions of the board; (2) consults with management and the other members of the board regarding board meeting agendas; (3) serves as the principal liaison between management and the independent directors; and (4) performs such other functions as the board of directors or independent directors may designate from time to time.

Risk Oversight

        The board of directors believes that an important part of its responsibilities is to oversee and coordinate with management to assess the major risks that we face and to review our options for monitoring and controlling these risks. At board meetings, management discusses with the board of directors matters of particular importance or concern, including any significant areas of risk meriting board attention. The Audit Committee has specific responsibility for discussing and reviewing policies with respect to risk assessment and risk management, including setting guidelines and policies to govern the process by which risk assessment and risk management is undertaken. The Audit Committee takes an active role in this process and communicates the results to the full board of directors. The CNG Committee oversees risks relating to our compensation policies and practices, as well as CEO and executive officer succession, and provides reports to the full board of directors. The CNG Committee works with a compensation risk analysis committee that is comprised of members of management, which has the responsibility to review our compensation policies as they relate to risk management practices and risk-taking incentives. We have conducted a risk assessment of our compensation programs and policies from a legal, human resources, auditing and risk management perspective and reviewed and discussed this assessment with the CNG Committee. Based on this assessment, we concluded that we do not have any compensation programs or practices which would reasonably be likely to have a material adverse effect on our Company.

Attendance at Meetings of the Board and its Committees

        The board of directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend all regularly scheduled and special meetings, unless unusual circumstances make attendance impractical. The board of directors may also take action from time to time by written or electronic consent. For the year ended December 31, 2013, the board of directors conducted a total of nine meetings. Each director attended at least 75% of the meetings of the board of directors and of any committees on which he served during this period.

Meetings of Independent Directors

        The independent directors hold regularly scheduled meetings in executive session without the presence of management. The lead independent director chairs these sessions. Roger B. Porter currently serves as the lead independent director. Stockholders wishing to communicate directly with Mr. Porter or the independent directors may send correspondence addressed in care of:

  Extra Space Storage Inc.
  Attn: Corporate Secretary
  2795 East Cottonwood Parkway, Suite 400
  Salt Lake City, Utah 84121

Committees of the Board of Directors

        The board of directors has two standing committees: the Audit Committee and the Compensation, Nominating and Governance Committee. The committees on which each director serves are listed above in "Information about the Board of Directors and its Committees—Nominees for Directors."

Audit Committee

        The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of the independent auditors for the Company, and sole authority to establish pre-approval policies and procedures for audit and non-audit engagements with the independent auditors. The Audit Committee also oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of the financial statements and reports and compliance with laws, regulations and corporate policies of the Company. Additionally, the Audit Committee oversees the independent auditor's qualifications, performance and independence; monitors communications with the independent auditor; and monitors the performance of the internal audit function at the Company. A copy of the Audit Committee's charter is available at the Company's website www.extraspace.com under Investor Relations—Corporate Governance.

        Mr. Skousen is the chairman and Messrs. Fanticola, Margolis and Porter and Ms. Olmstead serve as members of the Audit Committee. In accordance with the rules of the NYSE, the board of directors has determined that each of the current members of the Audit Committee is independent as defined by the Audit Committee's charter and Section 303A of the NYSE Listing Standards.

        The board of directors has determined that Mr. Skousen is an "audit committee financial expert" as defined in the SEC's Regulation S-K, Item 407(d)(5).

Report of the Audit Committee

        The Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company, as well as the Company's compliance with corporate policies and legal and regulatory requirements, including the Sarbanes-Oxley Act of 2002. During fiscal year 2013, the Audit Committee met twelve times, and discussed with the CEO, Chief Financial Officer ("CFO"), Principal Accounting Officer, internal auditors and independent registered public accounting firm (external auditors), the SEC filings that contained financial information, prior to their public release. The Audit Committee's meetings include executive sessions with the Company's external and internal auditors, in each case without the presence of the Company's management.

        In discharging its oversight responsibility, the Audit Committee received from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors' independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, internal auditors and external auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization and responsibilities. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

        In carrying out its responsibilities, the Audit Committee, among other things:

  •
  monitors preparation of quarterly and annual financial reports by the Company's management;

  •
  supervises the relationship between the Company and its external auditors, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the external auditors;

  •
  oversees management's implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company's policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company's internal auditing program; and

  •
  reviews, approves and/or ratifies related-party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

        During fiscal year 2013, management advised the Audit Committee that each set of financial statements reviewed and discussed with management by the committee had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the external auditors of matters required to be discussed pursuant to Auditing Standard No.16 (Communication with Audit Committees), as amended and as adopted by the PCAOB in Rule 3200T, including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence).

        In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's internal and disclosure control structure. As part of this process, the Audit Committee met privately with the Company's Director of Internal Audit and continued to monitor the scope and adequacy of the Company's internal auditing program, reviewing internal audit department staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee conducted a performance self-evaluation for review with the board of directors that included a comparison of the performance of the Audit Committee with the requirements of its charter.

        As set forth in the Audit Committee's charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing the principles, policies, internal controls and procedures surrounding the financial statements as well as monitoring management's follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and annually auditing the effectiveness of the Company's internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

        Taking all of these reviews and discussions into account, the Audit Committee members listed below recommended to the board of directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

  Submitted by the Audit Committee,

  K. Fred Skousen (Chairman)
  Anthony Fanticola
  Joseph D. Margolis
  Diane Olmstead
  Roger B. Porter

Compensation, Nominating and Governance Committee

        The CNG Committee operates under a written charter adopted by the board of directors, a copy of which is posted on the Company's website at www.extraspace.com under Investor Relations—Corporate Governance. The CNG Committee assesses the adequacy of its charter annually. The charter, which reflects the standards set forth in the SEC and NYSE rules and regulations, identifies the CNG Committee's primary duties and responsibilities as follows:

  •
  set corporate governance principles;

  •
  adopt a code of ethics;

  •
  monitor the Company's compliance with corporate governance requirements of federal and state law and the rules and regulations of the NYSE;

  •
  review and determine the desirable balance and diversity of experience, qualifications and expertise among members of the board of directors;

  •
  review possible candidates for membership on the board of directors (including nominations proposed by stockholders) and recommend a slate of nominees for election as directors at the Company's annual meeting of stockholders;

  •
  review the function and composition of the committees of the board of directors and recommend membership on such committees;

  •
  oversee the board of directors' evaluation of itself and its committees;

  •
  examine periodically the philosophy and structure of the Company's compensation programs; and

  •
  oversee and act on behalf of the board of directors with respect to the benefit and compensation plans of the Company.

        The CNG Committee's primary responsibilities with respect to compensation are to:

  •
  establish the Company's total compensation philosophy, and ensure that the compensation programs of the Company reflect that philosophy;

  •
  establish the compensation of the CEO;

  •
  review and approve the CEO's compensation recommendations with respect to other executives;

  •
  monitor awards under the Company's equity compensation plans; and

  •
  report to the board of directors in its meetings and executive sessions.

        In performing its duties, the CNG Committee has the authority to take such action as it deems appropriate to implement the purposes of the CNG Committee. The CNG Committee may retain legal, accounting or other consultants, and meet in separate executive sessions with the Company's management and employees and its compensation consultant.

        The CNG Committee has retained Mercer as a compensation consultant to advise the CNG Committee in connection with matters pertaining to executive compensation, including advising as to market levels and practices, plan design and implementation, and best practices and governance principles. Mercer also provides other services to the Company. Fees paid to Mercer during 2013 for director and executive compensation consulting services totaled $75,000. Fees paid to Mercer for healthcare administration services and peer group consulting in 2013 totaled $137,000. Management has determined, and Mercer has affirmed, that Mercer's work does not present any conflicts of interest.

        During the year ended December 31, 2013, Mr. Porter was the chairman and Messrs. Horne, Margolis and Skousen served as members of the CNG Committee. During 2013, the CNG Committee held six meetings. Mr. Horne resigned from the board of directors and the CNG Committee effective December 31, 2013.

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

        All members of the CNG Committee are independent under NYSE listing standards. During 2013 none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the board of directors of the Company or on the CNG Committee of the board of directors. No member of the CNG Committee has ever been an officer or employee of the Company or any of its subsidiaries.

 Policy Regarding Board Attendance at Stockholders Meetings

        We encourage attendance at stockholders meetings by members of the board of directors and senior executives so that stockholders will have the opportunity to meet and question a representative group of our directors and senior executives. All of our then-current board members attended the 2013 annual meeting of stockholders.

DIRECTOR COMPENSATION

        All non-employee directors receive an annual board retainer fee of $65,000 to be paid in cash, and shares of common stock equivalent in value to $85,000, with the number of shares determined by the closing price of our common stock on the date of the annual meeting. The lead independent director receives an additional annual retainer fee of $10,000. Directors who serve as the chair of the Audit Committee and CNG Committee receive an annual committee retainer fee of $20,000. Directors who serve on the Audit Committee and CNG Committee receive an annual committee retainer fee of $7,500. The following table presents the compensation paid to the Company's non-employee directors in 2013:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)	All other compensation ($)	Total ($)
Anthony Fanticola(2)	$72,500	$85,000	$—	$—	$157,500
Hugh W. Horne(3)	72,500	85,000	—	—	157,500
Joseph D. Margolis	80,000	85,000	—	—	165,000
Roger B. Porter	102,500	85,000	—	—	187,500
K. Fred Skousen	92,500	85,000	—	—	177,500

Total	$420,000	$425,000	$—	$—	$845,000

(1)
Each non-employee director received 1,891 shares of common stock on May 21, 2013. Dollar amounts represent grant date fair value of such grants as determined in accordance with Accounting Standards Codification 718, "Stock Compensation" ("ASC 718") using the assumptions to value such awards reported in the notes to the Company's financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

(2)
Mr. Fanticola is retiring from our board of directors at the end of his term and is not standing for re-election at the annual meeting.

(3)
Mr. Horne resigned from our board of directors effective December 31, 2013 to pursue other interests.

Stock Ownership Guidelines for Directors

        We have stock ownership guidelines which require each of our non-employee directors, within five years after appointment to the board, to hold shares of our common stock, restricted stock or stock options (whether or not vested) with a value equal to the sum of the annual board fees and retainers, including the annual equity grant. These stock ownership guidelines align our directors' interests with those of our stockholders by ensuring non-employee directors hold equity in the Company. Each non-employee director has met these guidelines as of December 31, 2013.

 EXECUTIVE OFFICERS

        Information for Spencer F. Kirk and Kenneth M. Woolley is contained above under the heading "Information about the Board of Directors and its Committees—Nominees for Directors." Information with regard to our other executive officers is presented below. All of our executive officers are elected as officers at the annual organizational meeting of the board of directors held following each annual meeting of stockholders.

        P. Scott Stubbs, 46, has served as our Executive Vice President and CFO since December 2011. He served as the Senior Vice President Finance and Accounting since our inception, and the Corporate Controller of our predecessor beginning in December 2000. Prior to joining our predecessor, Mr. Stubbs served as Chief Financial Officer of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. Controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Ellgren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in Accountancy from Brigham Young University.

        Charles L. Allen, 64, has served as our Executive Vice President and CIO since July 2013. Previously, he was our Executive Vice President and Chief Legal Officer ("CLO") and Secretary from November 2006 to July 2013 and was our Senior Vice President, CLO and Secretary from our formation to 2006. He was the General Counsel of our predecessor from 1998 to 2002. From 2002 to 2003, he served as our Senior Vice President of Development. Before joining our predecessor, Mr. Allen was a Senior Managing Partner at Allen, Nelson, Hardy & Evans and Associate General Counsel for Megahertz Corporation. Mr. Allen holds a B.S. in accounting from Brigham Young University and a J.D. from the J. Reuben Clark Law School of Brigham Young University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Philosophy

        The philosophy underlying our executive compensation policies is to align management's incentives with the long-term interests of stockholders and to be competitive with comparable employers. Accordingly, we have structured the executive compensation program to:

  •
  reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards;

  •
  provide compensation that attracts, retains and motivates key executives;

  •
  emphasize variable performance-based compensation, commensurate with an executive's increasing responsibilities; and

  •
  align the interests of stockholders and the Company's executives by implementing compensation programs that provide for acquiring and retaining significant equity interests in the Company by senior executives.

Setting Executive Compensation

        Based on our philosophy underlying executive compensation policies, we place significant emphasis on annual and long-term performance-based incentive compensation, including base salaries, annual cash and equity incentives, and long-term equity based incentive awards, which are all designed to reward our executives based on the achievement of predetermined company and individual goals. We also consider historical compensation levels as well as other industry conditions and the overall effectiveness of our compensation program.

        In order to ensure the fulfillment of the general philosophy as outlined above and to assist in establishing the Company's aggregate level of compensation, the CNG Committee engages a nationally recognized compensation consulting firm, Mercer, which reports directly to the CNG Committee.

        Working with the consultant, the CNG Committee developed a list of 17 comparable real estate investment trusts ("REITs") that are similar to the Company in enterprise value, number of employees, number of properties, and total revenue. The committee also took into consideration such elements as joint venture properties and unconsolidated revenues. The companies used in the comparator group are:

• Brandywine Realty Trust	• Home Properties Inc.
• Camden Property Trust	• Liberty Property Trust
• Colonial Properties Trust	• Mack-Cali Realty Corporation
• Corporate Office Properties Trust Inc.	• Regency Centers Corporation
• CubeSmart	• Sovran Self Storage, Inc.
• Duke Realty Corporation	• Taubman Centers, Inc.
• Equity Lifestyle Properties, Inc.	• UDR, Inc.
• Essex Property Trust, Inc.	• Weingarten Realty Investors
• Highwoods Properties Inc.

        The group includes two direct competitors, Sovran Self Storage, Inc. and CubeSmart. The remaining companies represent publicly traded REITs with market capitalizations comparable to Extra Space and that generally recruit individuals to fill senior management positions who are similar in skills and background of those recruited by us.

        The CNG Committee attempts to design programs that deliver total compensation for executives that approximates the 50th percentile (size adjusted) of the comparator group for the achievement of "at target" performance. Actual payouts may be above or below the 50th percentile depending on actual performance compared to the target and based on individual performance related goals. The CNG Committee does not have a pre-established policy for the allocation of compensation between cash and non-cash compensation and long-term incentive compensation.

        Mercer prepares market data based on our comparator group regarding salary, annual cash incentive award targets, and long-term incentive compensation awards, and provides advice directly to the CNG Committee as it makes decisions with respect to compensation for the CEO. Our CEO reviews and recommends to the committee the annual salary, incentive plan target and long-term stock-based compensation for each of our named executive officers and other key management personnel. The committee reviews those recommendations and makes a final determination with respect to such compensation. The compensation that is developed for each of these officers is based on competitive market data and on the CEO's recommendations regarding the executive's overall contributions, past performance and anticipated future contributions. The committee reviews separately and sets the compensation of the CEO based on competitive market data as well as the committee's assessment of his performance and anticipated future contributions.

        The following describes each element of our executive compensation program, along with a discussion of the decisions made by the CNG Committee with respect to that aspect of compensation for 2013.

Elements of Executive Officer Compensation and Benefits

        In 2013, named executive officers' total compensation was generally comprised of the following elements designed to complement each other:

  •
  base salary;

  •
  annual incentive bonus;

  •
  long-term incentives through stock options and restricted stock; and

  •
  other benefits typically offered to executives by major U.S. corporations.

        As the Company's largest individual stockholder, the interests of our CEO are closely aligned with those of our stockholders. Consequently, the CNG Committee determined to focus Mr. Kirk's compensation on salary and annual incentives paid in cash.

Base Salary

        Base salary is a critical element of executive compensation as it provides executives with assured monthly cash compensation. In determining base salaries, we consider a number of factors including the executive's qualifications and experience, scope of responsibility, the goals and objectives established for the executive, the executive's past performance, the salaries paid to the position within the compensation peer group and the relative position of base salaries among executives.

        Effective January 1, 2013, the CNG Committee approved salary increases of 3.0% for the CEO, COO and CIO, which were consistent with the pay increases for the entire Company. The CNG Committee approved a salary increase of 17% for the CFO in consideration of two years of outstanding performance in his new role.

Annual Incentive Bonus

        The annual incentive bonus provides senior executives an opportunity annually to earn a cash bonus for achieving specified performance-based goals for the fiscal year. These performance-based goals are tied half to the financial operating performance of the Company and half to the senior executive's performance relative to management goals.

        The financial performance goals set for 2013 were based on the Company's achievement of a specific target (the "FFO Target") related to the Company's funds from operations ("FFO"). The FFO Target is defined and approved annually by the board of directors. The FFO Target is based on the Company's FFO, with adjustments agreed to by the board of directors in order to consistently review the performance of management as it relates to FFO. FFO provides relevant and meaningful information about our performance and is the primary measure that we use to assess our operating performance. The portion of bonus based on FFO could incrementally increase or decrease based on meeting, exceeding, or failing to meet the FFO target. For an explanation of how we calculate FFO, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC.

        The FFO target established for 2013 was $1.95 per share. Actual 2013 FFO target achieved was $2.11 per share, resulting in the payment of 150% of the portion of the bonus related to the achievement of the FFO goal.

        The management goals established for 2013 for our named executive officers are summarized as follows:

  •
  net operating income leader among peers;

  •
  maximize core property performance by increasing occupancy, controlling expenses and increasing tenant insurance penetration rates;

  •
  achieve operational efficiencies by enhancing pricing and point-of-sale platforms, and by implementing strategic technology and marketing initiatives;

  •
  maximize the customer experience by standardizing branding and completing redevelopment opportunities;

  •
  maintain leverage ratio and optimize the balance sheet; and

  •
  expand our platform through property acquisitions and third-party management business.

        These goals did not include specific quantitative measures.

        The CNG Committee assigned no specific weighting to these goals, but rather assessed overall achievement levels in determining the bonuses. The CEO presented to the CNG Committee his assessment of each executive's performance (other than his own) in achieving the management goals, and recommended to the CNG Committee that the CFO, COO and CIO be paid between 96% - 97% of the portion of the bonus related to these goals. Following their review, the CNG Committee approved the recommendation of the CEO. After their evaluation of the CEO's performance relative to the above management goals, the CNG Committee determined that the CEO should receive 97% of the portion of the bonus related to the achievement of the management goals.

        Additionally, the CNG Committee approved a discretionary bonus of $30,000 for the current CIO. This bonus was granted in light of the CIO's assumption of significant additional responsibilities related to the Company's acquisitions prior to his service as CIO.

Long-Term Incentives

        The Long-Term Incentive Program allows for awards of stock options and grants of restricted stock under the Company's 2004 Long-Term Incentive Compensation Plan. The goals of the Company's equity awards are to: (1) align the interests of each executive officer with those of our stockholders by providing each individual with a significant incentive to manage the Company from the perspective of a stockholder with an equity stake in the business, and (2) encourage long-term retention of key employees by virtue of vesting conditions imposed on typical equity awards. Employees must remain employed by the Company for a fixed period of time in order for the equity awards to vest fully. Typically, option awards and grants of restricted stock vest over a four-year period at the rate of 25% per year and the options terminate after ten years. Vesting ceases upon termination of employment and unvested options and grants of restricted stock are cancelled upon termination of employment. The right to exercise vested options ceases 90 days after termination of employment, except that in the case of death, disability or retirement, the exercise period extends until one year after such termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. During the vesting period, restricted stock awards may not be sold, transferred or pledged, however, the shares may be voted and receive the payment of nonforfeitable dividends.

        Stock option awards and grants of restricted shares are discussed and reviewed at regularly scheduled meetings of the CNG Committee. By taking such actions at regularly scheduled meetings, the CNG Committee seeks to avoid any possible appearance that the grant timing was manipulated to affect the value of the awards. We do not have any program, plan or practice to coordinate stock option grants with the release by us of material non-public information or any other investor relations activities.

        The CNG Committee awarded both option and restricted stock grants to the CFO, COO and CIO in 2013. The values of the option and restricted stock grants were based on the recommendation of the CEO taking into consideration the total executive compensation at the comparator group of companies.

Employee Benefits and Other

        We provide benefits and perquisites to our named executive officers and other employees consistent with the benefits provided by other U.S. companies, such as medical and life insurance, 401(k) plan, and severance pursuant to the terms of the Company's change in control plan. A description of the employee benefits can be found in the narrative to the Summary Compensation Table and a description of the severance can be found under "Severance Agreements with Executive Officers" below. We also limit the perquisites that we make available to our executive officers, particularly in light of the potential for abuse associated with such perquisites. Accordingly, our executives are entitled to few benefits that are not otherwise available to all of our employees.

Policy Regarding Tax Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company's chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. Since the Company's named executive officers are employed by either our operating partnership, Extra Space Storage LP, or our management company, Extra Space Management Inc., and not by Extra Space Storage Inc., their compensation is not subject to the deduction limits of Section 162(m).

Stock Ownership Guidelines for Executive and Senior Officers

        We have stock ownership guidelines which require each of our executive and senior officers, within five years after appointment as an officer, to hold shares of our common stock, restricted stock or stock options (whether or not vested). These stock ownership guidelines align our officers' interests with those of our stockholders, ensuring executive and senior officers hold a significant amount of equity in the Company. Each executive and senior officer has met the following guidelines:

CEO	3 times base salary
Executive Vice President	2 times base salary
Senior Vice President	1 times base salary

Impact of Advisory Vote Approving Executive Compensation

        At the Company's 2013 annual meeting of stockholders, an advisory vote was held to approve executive compensation, thereby affording stockholders the opportunity to cast a vote on the compensation programs for our named executive officers. Of the 110,924,746 total shares outstanding, 86% voted on this matter, excluding broker non-votes. The result of these votes indicated 96% approval of the compensation paid to our named executive officers. The CNG Committee believes that the results of this vote affirm stockholder support of the Company's approach to executive compensation, and the CNG Committee did not change its general approach in 2013. The CNG Committee will continue to consider the outcome of advisory stockholder votes regarding executive compensation when making future compensation decisions for our named executive officers.

 Compensation Committee Report

        The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company's management and, based on our review and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K and in this proxy statement.

  Submitted by the Compensation, Nominating and Governance Committee

  Roger B. Porter, Chairman
  Joseph D. Margolis
  K. Fred Skousen

Summary Executive Compensation Table

        The following table presents the total compensation earned during the years ended December 31, 2013, 2012 and 2011 by our Executive Chairman, CEO, CFO, COO and CIO. We refer to these executive officers throughout this proxy statement as our named executive officers.

Name and principal position	Year	Salary	Bonus	Non-equity incentive plan compensation(1)	Stock awards(2)	Option awards(2)	All other compensation(7)	Total
Spencer F. Kirk	2013	$1,012,748	$—	$1,250,744	$—	$—	$42,775	$2,306,267
Chief Executive Officer	2012	983,250	—	1,219,230	—	—	63,246	2,265,726
	2011	950,000	—	1,163,750	—	—	64,333	2,178,083
P. Scott Stubbs(3)	2013	350,000	—	389,025	446,592	78,747	65,789	1,330,153
Chief Financial Officer	2012	300,000	—	279,150	338,562	59,495	57,473	1,034,680
	2011	243,143	—	157,017	182,280	43,093	42,664	668,197
Karl Haas(4)	2013	360,500	—	400,696	536,448	94,672	93,164	1,485,480
Chief Operating Officer	2012	350,000	—	390,600	521,278	91,441	85,600	1,438,919
	2011	334,183	—	368,437	454,720	108,271	68,963	1,334,574
Charles L. Allen(5)	2013	327,982	30,000	242,051	348,672	61,556	68,030	1,078,291
Chief Investment Officer	2012	318,429	60,000	235,000	338,562	59,495	62,579	1,074,065
	2011	307,661	—	225,208	323,400	77,028	51,221	984,518
Kenneth M. Woolley(6)	2013	450,000	—	500,175	574,080	101,295	50,361	1,675,911
Executive Chairman	2012	225,000	—	243,000	446,246	78,802	30,132	1,023,180

(1)
Represents amounts earned related to the Company's annual incentive bonus.

(2)
Dollar amounts represent the total grant date fair value of the stock and option awards granted during the year computed in accordance with ASC 718, using the assumptions to value such awards reported in the notes to the Company's financial statements in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

(3)
On December 7, 2011, Mr. Stubbs assumed the position of Executive Vice President and CFO. Mr. Stubbs has been with the Company since 2000 and had previously served as Senior Vice President Finance and Accounting.

(4)
Mr. Haas retired from his position as Executive Vice President of Operations and COO on December 31, 2013.

(5)
On July 8, 2013, Mr. Allen assumed the role of Executive Vice President and CIO. Mr. Allen previously served as Executive Vice President and CLO.

(6)
Mr. Woolley currently serves as the Executive Chairman of the Company. He served as the Executive Chairman and CIO from July 1, 2012 through July 8, 2013. From April 2009 through June 2012, Mr. Woolley served as a director of the Company.

(7)
All other compensation includes:

Name	Year	Defined contribution plans	Group term life insurance premiums	Other medical insurance	Dividends on restricted stock	Total other compensation
Spencer F. Kirk	2013	$—	$540	$16,207	$26,028	$42,775
P. Scott Stubbs	2013	10,177	540	12,253	42,819	65,789
Karl Haas	2013	8,818	540	11,821	71,985	93,164
Charles L. Allen	2013	10,041	540	8,794	48,655	68,030
Kenneth M. Woolley	2013	—	351	10,077	39,933	50,361

        We provide the following employee benefits to our executives, some of which are reflected in the "All Other Compensation" column of the Summary Executive Compensation Table:

  •
  Medical Insurance.  The Company makes available to each named executive officer and their spouses and children such health, dental and vision insurance coverage as the Company may from time to time make available to its other corporate employees. A portion of the insurance coverage is paid by the Company.

  •
  Life Insurance.  The Company provides each named executive officer such life insurance as the Company may from time to time make available to its other corporate employees.

  •
  Retirement Benefits.  Our executive officers are eligible to participate in our 401(k) defined contribution plan on the same basis as other eligible employees. The Company currently matches 100% of the first three percent of an employee's compensation contributed by each employee, and 50% of the next two percent of an employee's compensation contributed.

Grants of Plan-Based Awards

					All other stock awards: number of shares of stock or units(2)	All other option awards: number of shares underlying options(3)
	Estimated future payouts under non-equity incentive plan awards
							Exercise or base price of option awards ($/Share)	Grant date fair value of option awards
Name	Threshold	Target(1)	Maximum(1)	Grant date
Spencer F. Kirk	$—	$506,374	$759,561	N/A	N/A	N/A	$—	$—
P. Scott Stubbs	—	157,500	236,250	2/20/2013	11,630	8,085	38.40	9.74
Karl Haas	—	162,225	243,338	2/20/2013	13,970	9,720	38.40	9.74
Charles L. Allen	—	98,395	147,593	2/20/2013	9,080	6,320	38.40	9.74
Kenneth M. Woolley	—	202,500	303,750	2/20/2013	14,950	10,400	38.40	9.74

(1)
Amounts relate to the 50% portion of the annual incentive bonus that is tied to the FFO target as described in the "Annual Incentive Bonus" section above.

(2)
Grants of restricted stock awards under the 2004 Long-Term Incentive Compensation Plan related to the 2013 total compensation package for the named executive officers. The shares have dividend and voting rights and vest ratably over four years.

(3)
Grants of stock options under the 2004 Long-Term Incentive Compensation Plan related to the 2013 total compensation package for the named executive officers. The options vest ratably over four years. The option exercise price was determined using the closing stock price on the date of the grant.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Spencer F. Kirk	—	$—	32,450	$1,269,457
P. Scott Stubbs	15,000	646,050	13,525	527,091
Karl Haas	41,560	1,617,515	30,300	1,181,774
Charles L. Allen	68,425	2,966,157	21,300	830,828
Kenneth M. Woolley	118,750	5,169,714	3,969	173,088

Outstanding Equity Awards at Fiscal Year-End

	Option awards
	Number of shares underlying unexercised options exercisable		Number of shares underlying unexercised options unexercisable(1)
						Stock awards
Name				Option exercise price	Option expiration date	Equity incentive plan awards: Number of unearned shares that have not vested(2)		Equity incentive plan awards: Market value of unearned shares that have not vested(3)
Spencer F. Kirk	30,000	(4)	—	$12.50	8/12/2014	17,950		$756,234
	5,000	(4)	—	12.85	5/16/2015
	75,000		—	15.07	9/6/2017
	130,000		—	6.22	2/17/2019
	58,050		19,350	12.21	3/5/2020
P. Scott Stubbs	25,000	(5)	—	16.83	4/1/2018	29,530	(6)	1,244,099
	27,750	(5)	—	6.22	2/17/2019
	11,700	(5)	3,900	11.59	2/16/2020
	4,000	(5)	4,000	19.60	2/8/2021
	2,300		6,900	26.87	2/16/2022
	—		8,085	38.40	2/20/2023
Karl Haas	—		9,750	11.59	2/16/2020	49,645		2,091,544
	—		10,050	19.60	2/8/2021
	—		10,605	26.87	2/16/2022
	—		9,720	38.40	2/20/2023
Charles L. Allen	—		6,925	11.59	2/16/2020	33,555		1,413,672
	7,150		7,150	19.60	2/8/2021
	2,300		6,900	26.87	2/16/2022
	—		6,320	38.40	2/20/2023
Kenneth M. Woolley	5,000	(7)	—	12.85	5/16/2015	26,856	(9)	1,131,443
	2,750	(8)	8,250	28.11	5/22/2022
	—		10,400	38.40	2/20/2023

(1)
Stock options vest ratably over four years from the date of grant, which is 10 years prior to the expiration date.

(2)
Mr. Kirk's 17,950 shares vest on March 5, 2014.

Mr. Stubbs' 29,530 shares vest as follows: 3,800 shares vest on February 16, 2014; 4,650 shares vest ratably over the remaining two years on February 8, 2014 and 2015; 9,450 shares vest ratably over the remaining three years on February 16, 2014, 2015 and 2016; and 11,630 shares vest ratably over four years on the anniversary date of grant of February 20, 2013.

Mr. Haas' 49,645 shares vest as follows: 9,525 shares vest on February 16, 2014; 11,600 shares vest ratably over the remaining two years on February 8, 2014 and 2015; 14,550 shares vest ratably over the remaining three years on February 16, 2014, 2015 and 2016; and 13,970 shares vest ratably over four years on the anniversary date of grant of February 20, 2013.

Mr. Allen's 33,555 shares vest as follows: 6,775 shares vest on February 16, 2014; 8,250 shares vest ratably over the remaining two years on February 8, 2014 and 2015; 9,450 shares vest ratably over the remaining three years on February 16, 2014, 2015 and 2016; and 9,080 shares vest ratably over four years on the anniversary of date of grant of February 20, 2013.

  Mr. Woolley's 26,856 shares vest as follows: 11,906 shares vest ratably over the remaining three years on May 22, 2014, 2015 and 2016; and 14,950 shares vest ratably over four years on the anniversary of date of grant of February 20, 2013.

(3)
Market value at year-end is based on the closing trading price of our stock on December 31, 2013, which was $42.13.

(4)
Options granted to Mr. Kirk during his term as director and prior to his appointment as President on September 6, 2007.

(5)
Options granted to Mr. Stubbs during his term as Senior Vice President Finance and Accounting prior to his appointment as CFO on December 7, 2011.

(6)
Amount includes 8,450 awards that were granted to Mr. Stubbs during his term as Senior Vice President Finance and Accounting.

(7)
Options granted to Mr. Woolley during his term as Chairman and CEO.

(8)
Options granted to Mr. Woolley during his term as Executive Chairman and CIO.

(9)
Amount includes 11,906 awards that were granted to Mr. Woolley during his term as director, and 14,950 awards that were granted during his term as Executive Chairman and CIO.

Severance Agreements with Executive Officers

        The named executive officers do not have employment agreements with the Company; however, they would receive severance payments upon termination of employment in connection with a change in control of the Company as defined in the Company's Executive Change in Control Plan as follows:

  •
  two years of annual base salary plus two times the greater of the prior year's bonus or average of the three previous annual bonuses;

  •
  annual salary and other benefits earned and accrued prior to the termination of employment;

  •
  lump sum payment equal to the cost of continuing health benefits for two years;

  •
  outplacement services for six months; and

  •
  full vesting of incentive compensation and any non-qualified pension or deferred compensation benefits.

        The following table presents the amounts that would have been received by or paid on behalf of our named executive officers in the event of a change in control within the terms of the Executive Change in Control Plan as of December 31, 2013:

Name	Base Salary	Bonus	Value of Acceleration of Equity Awards(1)	Accrued Benefits(2)	Health Benefits(3)	Total
Spencer F. Kirk	$2,025,496	$2,501,488	$1,335,186	$31,113	$32,414	$5,925,697
P. Scott Stubbs	700,000	778,050	1,588,776	26,923	24,506	3,118,255
Karl Haas(4)	721,000	801,392	2,813,823	27,731	23,642	4,387,588
Charles L. Allen	655,964	544,102	1,915,119	25,229	17,588	3,158,002
Kenneth M. Woolley	900,000	1,000,350	1,285,900	17,308	20,154	3,223,712

(1)
Represents the value of the acceleration of the unvested options and awards using the closing stock price of $42.13 on December 31, 2013.

(2)
Represents the amount of accrued vacation at December 31, 2013.

(3)
Represents the value of health benefits to be paid on behalf of the executive for the two years after termination.

(4)
Mr. Haas retired from serving as Executive Vice President and COO on December 31, 2013.

 Equity Compensation Plan Information

        The following table presents certain equity compensation plan information as of December 31, 2013:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	754,624	(1)	$15.00	2,390,415	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	754,624		$15.00	2,390,415

(1)
Represents shares issuable pursuant to outstanding options under our 2004 Long-Term Incentive Compensation Plan and our 2004 Non-Employee Directors' Share Plan.

(2)
Represents shares issuable pursuant to future awards under our 2004 Long-Term Incentive Compensation Plan and our 2004 Non-Employee Directors' Share Plan.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

        The following table presents the beneficial ownership of our common stock, as of the close of business on March 24, 2014 of:

  •
  each of our directors and nominees for director;

  •
  each named executive officer noted above; and

  •
  our directors and executive officers as a group.

        The address for each named person is c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121. We are not aware of any pledge of our common stock that could result in a change in control of our Company.

Name	Number of Shares Beneficially Owned	Percent of Class(9)
Directors
Kenneth M. Woolley(1)	1,078,109	*
Spencer F. Kirk(2)	3,721,981	3.20%
Anthony Fanticola(3)	575,279	*
Karl Haas (director nominee)(4)	142,144	*
Joseph D. Margolis	23,064	*
Diane Olmstead	—	*
Roger B. Porter(5)	219,894	*
K. Fred Skousen(6)	42,504	*
Non-Director Named Executive Officers
P. Scott Stubbs(7)	220,315	*
Charles L. Allen(8)	254,142	*
All directors and executive officers as a group (10 persons)	6,277,432	5.40%

*
Less than 1.0%

(1)
Amounts include 28,968 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four year period beginning on the date of grant. Amounts shown in the table include options to acquire 13,100 shares of common stock that can be exercised within 60 days of March 24, 2014. Amounts also include 800,000 shares that were pledged as collateral on a loan. As of March 17, 2014, approximately $17.0 million was outstanding on the loan.

(2)
Includes 2,427,476 shares of common stock which are held by Krispen Family Holdings, L.C., an entity in which Mr. Kirk has shared voting and investment power. Mr. Kirk has no pecuniary interest in 50.5% of such shares and disclaims beneficial ownership. Includes 123,215 shares of common stock which are held by The Kirk 101 Trust. Mr. Kirk has no pecuniary interest in any of these shares and disclaims beneficial ownership. Amounts shown in the table include options to acquire 317,400 shares of common stock that can be exercised within 60 days of March 24, 2014. Amounts include 2,427,476 shares that were pledged as collateral on a loan. As of March 18, 2014, approximately $8.0 million was outstanding on the loan.

(3)
Includes 543,965 shares of common stock which are held by The Anthony and JoAnn Fanticola Family Limited Partnership, for which Mr. Fanticola is the president and the corporate general partner. Mr. Fanticola has no pecuniary interest in 98% of such shares and disclaims beneficial ownership. Amounts include 575,279 shares that were pledged as collateral on a line of credit. As of March 12, 2014, approximately $10.9 million was outstanding on the line.

(4)
Amounts include 25,977 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four year period beginning on the date of grant.

(5)
Includes 100,000 shares of common stock which are held by Roger Blaine Porter 2012 Trust, an entity in which Mr. Porter has shared voting and investment power and beneficial ownership.

(6)
Amounts shown include options to acquire 10,000 shares of common stock that can be exercised within 60 days of March 24, 2014.

(7)
Amounts include 27,047 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four year period beginning on the date of grant. Amounts shown in the table also include the options to acquire 80,972 shares of common stock that can be exercised within 60 days of March 24, 2014.

(8)
Amounts include 24,835 restricted shares of our common stock that are subject to restrictions on transfers and forfeiture provisions. The forfeiture and transfer restrictions lapse over a four year period beginning on the date of grant. Amounts shown in the table also include options to acquire 23,830 shares of common stock that can be exercised within 60 days of March 24, 2014.

(9)
For each person included in the table, percent of class is calculated by dividing the number of shares of our common stock beneficially owned by that person by the sum of (a) 115,867,509 shares of our common stock outstanding as of March 24, 2014 plus (b) the number of options to acquire common stock beneficially owned by such person that can be exercised within 60 days of March 24, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under federal securities laws, our directors, executive officers and holders of 10% or more of our common stock are required to report, within specified monthly and annual due dates, their initial ownership in the Company's common stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to us by the persons required to make such filings, we believe that all filing requirements were met in 2013, with the exceptions of a Form 4 filed on December 24, 2013, on behalf of Mr. Skousen covering a transaction that occurred on December 12, 2013, and a Form 4 filed on April 29, 2013, on behalf of our Senior Vice President, Accounting and Finance covering a transaction that occurred on April 1, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

        The Company recognizes that related party transactions present a heightened risk of conflicts of interest (or the perception thereof), and therefore has adopted a written policy pursuant to which all related party transactions will be subject to review and approval or ratification in accordance with the procedures set forth in the policy. A related party transaction is defined in our policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the SEC, or any successor provision as then in effect.

        The policy provides that related party transactions are reviewed by our Audit Committee or another independent body of the board of directors, such as the independent and disinterested members of the board of directors. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, review and approve related party transactions for which such approval is required under applicable law, including SEC and NYSE rules.

        In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee or the independent and disinterested members of the board of directors may consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction;

  •
  the importance of the transaction to the related person;

  •
  the importance of the transaction to the Company;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

  •
  any other matters deemed appropriate.

Related Party Transactions

Centershift, Inc.

        We entered into a license agreement with Centershift, Inc. which secured for the Company a perpetual right to use a web-based tracking and yield management technology ("STORE") in all aspects of our property acquisition, development, redevelopment and operational activities. The cost of maintaining the infrastructure required to support this product remained the responsibility of Centershift. This license agreement provided for a one-time license fee and a monthly fee payable by us in exchange for which we received all product upgrades and enhancements and customary customer support services from Centershift. For the year ended December 31, 2013, we paid Centershift $1.1 million relating to the purchase of software and license agreements. The services that the Company received from Centershift were similar in nature and price to those that were provided to other outside third parties.

        On October 1, 2013, the Company bought out the remainder of its three year contract with Centershift for $1.5 million. In addition, the Company purchased a copy of the STORE source code and some equipment from Centershift for $2.6 million. As a result of this acquisition, the Company no longer had any contractual liability to Centershift. Centershift is owned by third-party individuals and Kenneth M. Woolley, the Company's Executive Chairman. Mr. Woolley owned approximately 64% of Centershift as of December 31, 2013.

SpenAero, L.C.

        From time to time, the Company leases a private jet from SpenAero, L.C. ("SpenAero"), an affiliate of Spencer F. Kirk, the Company's CEO. Under the terms of the lease agreement, the Company pays SpenAero for specific operating expenses and a defined hourly rate for each flight hour it uses. In the fiscal year ended December 31, 2013, the Company paid SpenAero a total of $0.8 million. The Company is not required to lease any minimum number of hours on the aircraft. The lease rates and other charges by SpenAero to the Company in connection with the lease are similar in nature and amount to those provided to similar aircraft lessees not affiliated with the Company.

Extra Space of Pico Rivera Two, LLC

        Spencer F. Kirk, the Company's CEO, and Kenneth M. Woolley, the Company's Executive Chairman, owned a self-storage property located in Pico Rivera, California. The Company managed the property for a fee similar to that charged to unaffiliated parties. On March 4, 2014, the Company purchased this property for $7,000,000, an amount which the Company believes represented the fair market value of the property on that date.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

Item 1.    Election of Directors

Nominees

        In accordance with the provisions of our charter and bylaws, each member of the board of directors is elected at the annual meeting. Each member of the board of directors elected will serve for a term expiring at the annual meeting of stockholders in 2015, and until his or her successor has been duly elected and qualifies, or until his or her resignation or removal. Messrs. Kenneth M. Woolley, Spencer F. Kirk, Karl Haas, Joseph D. Margolis, Roger B. Porter and K. Fred Skousen and Ms. Diane Olmstead are the nominees for election to the board of directors.

        Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board of directors may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute.

        Biographical information about each of the nominees is found at the beginning of this proxy statement. See "Information about the Board of Directors and its Committees—Nominees for Directors."

Recommendation of the Board of Directors

        Our board of directors recommends that you vote FOR the election of Messrs. Kenneth M. Woolley, Spencer F. Kirk, Karl Haas, Joseph D. Margolis, Roger B. Porter and K. Fred Skousen and Ms. Diane Olmstead as directors for the term expiring at the 2015 annual meeting of stockholders, and until their respective successors are duly elected and qualify.

Item 2.    Ratification of Appointment of Independent Registered Public Accounting Firm

        Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. Ernst & Young LLP has acted as the Company's independent registered public accounting firm since April 2005, and our management considers the firm to be well qualified.

        We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the "PCAOB") and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC.

        Our charter and bylaws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the board of directors believes it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company.

        A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit and Non-Audit Fee Table

        The following table presents the aggregate fees for professional audit services rendered for the integrated audits of our annual financial statements for the years ended December 31, 2013 and 2012, for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years and for the testing of our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act of 2002, and fees billed for other services rendered during those periods.

	2013	2012
Audit fees(1)	$1,590,131	$1,280,944
Audit—related fees(2)	—	26,507
Tax fees(3)	480,606	335,727
All other fees	—	—

	$2,070,737	$1,643,178

(1)
Audit fees consist of services rendered for the audit of our annual financial statements and other financial disclosures, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Form 10-Q filings, consents issued related to registration statements and issuance of comfort letters.

(2)
Audit-related fees represent professional fees for accounting consultation and other attest engagements.

(3)
Tax fees represent professional services rendered for tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

        In accordance with its charter and applicable rules and regulations adopted by the SEC, the Company's Audit Committee reviews and pre-approves any engagement of the independent registered public accounting firm to provide audit, review or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if appropriate, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither pre-approved by the Audit Committee on an annual basis nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the chairman of the Audit Committee, Mr. Skousen, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Skousen reports any decision to pre-approve such services to the Audit Committee at its next regular meeting. All of the fees described in the table above were pre-approved by the Audit Committee.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote "FOR" ratification of the Audit Committee's selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Item 3.    Approval of the Compensation of the Named Executive Officers

        The Company requests stockholder approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative in this proxy statement). In accordance with the results of the 2011 stockholder advisory vote regarding the frequency of the advisory vote on the Company's executive compensation, this advisory vote will be presented on an annual basis unless otherwise disclosed.

        As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to reinforce a results-oriented culture with executive pay that reflects Company and individual performance against business objectives and high ethical standards, with an emphasis on variable performance-based compensation. Our compensation program is designed to attract, retain and motivate key executives and align their interests with that of our stockholders. As such, we believe that our executive compensation program and the corresponding executive compensation, detailed in the compensation tables and related narrative of this proxy statement, are strongly aligned with the long-term interests of our stockholders.

        As an advisory vote, this proposal is not binding upon the Company. However, our CNG Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions for named executive officers.

        The board of directors strongly endorses the Company's executive compensation program and recommends that stockholders vote in favor of the following resolution:

  RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in Extra Space Storage Inc.'s Proxy Statement for the 2014 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

        Our board of directors recommends that you vote "FOR" the approval, on an advisory basis, of the compensation paid to our named executive officers as disclosed pursuant to the SEC's compensation disclosure rules.

 STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

        Under SEC rules, proposals from our eligible stockholders must be received by us no later than December 5, 2014, in order to be considered for inclusion in the proxy statement for the 2015 annual meeting of stockholders. Any such proposals, as well as any questions relating thereto, should be directed to the Corporate Secretary of the Company at the Company's principal executive offices. Proposals we receive after December 5, 2014, will not be included in the proxy statement for the 2015 annual meeting.

        In addition, under our current bylaws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify the Corporate Secretary of the Company in writing of the director nominee or the other business. For purposes of our 2015 annual meeting of stockholders, the notice must include the information required in our bylaws and be delivered to the Corporate Secretary at the principal executive offices of the Company not earlier than the 150th day (November 5, 2014) and not later than 5:00 p.m., Mountain Time, on the 120th day (December 5, 2014) prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting. Proposals we receive which do not comply with the procedures set forth in our bylaws will not be acted upon at the 2015 annual meeting.

        If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Mountain Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting does not commence a new time period for notice as described above.

OTHER MATTERS

        Our board of directors and management know of no other matters or business to be presented for consideration at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournment(s) or postponement(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the annual meeting from time to time.

        The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of an annual report, proxy statement or Notice of Internet Availability, as applicable to households at which two or more stockholders reside. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to "householding" will receive only one copy of our annual report, proxy statement or Notice of Internet Availability, as applicable. If you would like to opt out of this practice for future mailings and receive a separate annual report, proxy statement or Notice of Internet Availability, as applicable for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate annual report, proxy statement or Notice of Internet Availability, as applicable, without charge by sending a written request to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, Attention: Investor Relations, or by telephone at (801) 365-4600. We will promptly send additional copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the annual report, proxy statement or Notice of Internet Availability, as applicable, can request delivery of a single copy of the annual report, proxy statement or Notice of Internet Availability, as applicable, by contacting their broker, bank or other intermediary or sending a written request to Extra Space Storage Inc. at the address above.

Spencer F. Kirk
 Chief Executive Officer

April 4, 2014

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election of the 7 members of the Board of Directors. O Kenneth M. Woolley O Spencer F. Kirk O Karl Haas O Joseph D. Margolis O Diane Olmstead O Roger B. Porter O K. Fred Skousen 2. Ratification of the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm. 3. Advisory vote on the compensation of the Company's named executive officers. 4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder. The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF EXTRA SPACE STORAGE INC. May 21, 2014 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. You may vote online or by phone until 9:59 p.m. Mountain Time on Tuesday, May 20, 2014. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20733000000000000000 2 052114 COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2014: Company's proxy statement and accompanying annual report for fiscal year 2013 are available at www.extraspace.com/proxyonline.

ANNUAL MEETING OF STOCKHOLDERS OF EXTRA SPACE STORAGE INC. May 21, 2014 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 21, 2014: The Company's proxy statement and accompanying annual report for fiscal year 2013 are available at www.extraspace.com/proxyonline. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election of the 7 members of the Board of Directors. O Kenneth M. Woolley O Spencer F. Kirk O Karl Haas O Joseph D. Margolis O Diane Olmstead O Roger B. Porter O K. Fred Skousen 2. Ratification of the appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm. 3. Advisory vote on the compensation of the Company's named executive officers. 4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournments or postponements thereof in the discretion of the proxy holder. The shares represented by this proxy will be voted as instructed by the stockholder. If this proxy is executed but no instructions are specified, the shares will be voted in accordance with the recommendations of the board of directors. If any other matter is properly presented at the annual meeting, or any adjournments or postponements thereof, this proxy will confer discretionary authority on the individuals named as proxies to vote the shares in accordance with their discretion. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20733000000000000000 2 052114

0 14475 EXTRA SPACE STORAGE INC. 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, UT 84121 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned stockholder of Extra Space Storage Inc., a Maryland corporation (the "Company"), hereby revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders of the Company and the accompanying proxy statement, and hereby appoints Spencer F. Kirk and Gwyn G. McNeal as proxies, each with full power of substitution, to represent and vote all shares of common stock of Extra Space Storage Inc. held of record by the undersigned on March 24, 2014, at the annual meeting of stockholders of the Company to be held at the Extra Space Storage Inc. corporate offices located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, on May 21, 2014 at 11:00 a.m. Mountain Time, or any adjournments or postponements thereof. (Continued and to be signed on the reverse side.)